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Agreement to Terms of Election

1. Promptly following the Expiration Date, Finisar will return to me an option agreement evidencing each New Option and a Restricted Stock Unit Issuance Agreement evidencing the RSUs, if any, to which I am entitled with respect to the New Options.

2. If I cease to remain employed by Finisar or any affiliated entity after I tender my Eligible Options but before those options are replaced, my Eligible Options will not be replaced, and I will not become entitled to any RSUs.

3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless Finisar does not accept my tendered Eligible Options before February 14, 2008, the 40th business day after commencement of the Offer. In that event, I may revoke my elections with respect to my tendered Eligible Options at any time prior to Finisar's acceptance of those options for replacement pursuant to the Offer.

4. The tender of my Eligible Options pursuant to the procedure described in Section 4 of the Offer and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. Finisar's acceptance of my tendered Eligible Options for replacement pursuant to the Offer will constitute a binding agreement between Finisar and me in accordance with the terms and subject to the conditions of the Offer.

5. I am the registered holder of the Eligible Options tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Election Form are true and correct.

6. **I am not required to tender my Eligible Options pursuant to the Offer. However, if I do not tender such options or if those options are not otherwise replaced pursuant to the Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and thereby avoid adverse tax consequences.**

7. Finisar cannot give me legal, tax or investment advice with respect to the Offer and has advised

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Agreement - Windows Internet Explorer

https://finisar.equitybenefits.com/WebSite/Screens/Agreement.aspx

Offer, then I must take other action on my own with respect to those options in order to bring those options into compliance with Section 409A of the Internal Revenue Code and thereby avoid adverse tax consequences.

7. Finisar cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Offer.

8. Under certain circumstances set forth in the Offer, Finisar may terminate or amend the Offer and postpone its acceptance and replacement of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for replacement, those options will be returned to me promptly following the expiration or termination of the Offer.

9. (i) Participation in the Offer is voluntary; (ii) decisions with respect to future grants under any Finisar employee stock plan, if any, will be at the sole discretion of Finisar; (iii) the Offer is discretionary in nature; (iv) the Offer is a one-time offer which does not create any contractual or other right to receive future offers, options or benefits in lieu of offers; (v) the value of any payments and participation in the Offer made pursuant to the Offer is an extraordinary item of income which is outside the scope of my employment contract, if any; and (vi) the value of any payments made pursuant to the Offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10. For the exclusive purpose of implementing, administering and managing my participation in the Offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Finisar and its subsidiaries. I understand that Finisar and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Finisar, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Offer ("Data"). I understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country or elsewhere, and that the recipient's country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local HR department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that the Data will be held only as long as is

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Agreement

names and addresses of any potential recipients of the Data by contacting my local HR department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer. I understand that the Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer. I understand that I may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local HR department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local HR department representative.

11. This agreement is governed by laws of the State of California, without giving effect to its conflicts-of-law principles.

12. I understand that neither Finisar nor Finisar's Board of Directors is making any recommendation as to whether I should tender my Eligible Options for replacement, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the New Options granted in replacement of my tendered Eligible Options may decline in value and may be 'out of the money' when I decide to exercise those options. I further understand that past and current market prices of Finisar common stock may provide little or no basis for predicting what the market price of Finisar common stock will be when Finisar replaces my tendered option or at any other time in the future.

13. I hereby acknowledge that I have read the documents related to the Offer listed below:

Offer to Replace

Instructions to this Election Form

14. I hereby elect to participate in the Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for replacement in accordance with the Offer to Replace Eligible Options. I agree that the options identified on the cover page are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have tendered pursuant to the Offer will be replaced unless I submit a new, properly completed Election Form prior to the expiration of the Offer.

15. I further understand that I will receive an Election Confirmation Statement via email at my Finisar email address listed below within two business days after submission of my Election Form

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Agreement - Windows Internet Explorer

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Agreement

15. I further understand that I will receive an Election Confirmation Statement via email at my Finisar email address listed below within two business days after submission of my Election Form on the Offer website. If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that Finisar has received my complete submission by contacting the Finisar Tender Offer Call Center at 1-800-516-4699 or finisarcc@sos-team.com. If Finisar does not have a record of my submissions, Finisar may request that I provide evidence of those submissions or submit additional copies thereof. I acknowledge that Finisar recommends that I keep a copy of my submissions and proof of transmittal by printing the Print Confirmation page in case I am requested to provide evidence of timely submission.

16. I acknowledge that the Offer and communications regarding the Offer are being delivered to me electronically. Such means of electronic delivery may include, but does not necessarily include, the delivery of a link to the Finisar intranet or the delivery of a document via email or such other means of delivery specified by Finisar. By executing this Election Form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Finisar a paper copy of any documents delivered electronically at no cost to me by contacting Finisar by telephone or in writing using the contact information on the Instructions to this Election Form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, I understand that I must provide Finisar with a paper copy of any documents if my attempted delivery of such documents electronically fails.

17. My electronic signature is required in order to participate in this Offer. By clicking on the I AGREE button below I am agreeing to the terms of the Election Form and to the use of an electronic signature which will make my election a binding agreement between Finisar and me upon the terms and conditions of the Offer.

Email Address: WEBDEV@SOS-TEAM.COM

Employee ID number: 456

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